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                                                                   EXHIBIT 4.21

                             BOOKHAM TECHNOLOGY PLC

                        1995 EMPLOYEE SHARE OPTION SCHEME

                               RULES OF THE SCHEME

1.       INITIALISATION AND REGULATION

         The scheme is established under a Board Resolution dated 10th July 1995, and is subject to the restrictions in the Articles of Association and Subscription Agreements with CHIP and others, A D Fisher and the First Welsh Investment Trust, and others.

2.       COMMENCEMENT AND DURATION

         The Scheme will commence on 10th July 1995 and continue until terminated by resolution of the Board or the Members in General Meeting.

3.       ELIGIBILITY

         All employees, officers and consultants(1) are eligible to participate in the Scheme from the completion of their probationary period in their Contract of Employment. They should continue to be eligible until the date of issue of notice of termination of employment by the employee or the Company.

         On termination of employment, options not exercised shall lapse subject to Clause 9.

4.       GRANTING OF OPTIONS

         Options are granted at the sole discretion of the Board, which shall decide the participants and the number of options to be granted in each tranche. The Board resolution shall be signed by the Chairman of the Board to be valid under the rules.

5.       OPTION PRICE

         The option price for each tranche of grants shall be the price of the last previous allotment of transfer in excess of 50,000 2p shares recorded in the Register of Members prior to the date of grant.

6.       EXERCISE FUND

         The option shall be exercisable during the period commencing 18 months from the date of commencement of employment, and ending six years and eleven months after the date of grant.

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(1) As amended by a resolution of the Board on 20th January 1999

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         Options may be exercised in whole or part, subject to the following restriction:

          (i) options may not be exercised earlier, or in higher proportion to the total holding, than as follows:

               Period Employed                 Max Cumulative Fraction
                                               Exercisable

               18 months                       1/3
               30 months                       2/3
               42 months                       3/3

         The cumulative fraction shall increment only at each designated time interval, and shall not accrue evenly within time periods save under Clause 9 below.

7.       OPTION CERTIFICATES

         Certificates will be issued to participants for each tranche of options granted. These are important documents required to be produced at the time the option is exercised. Lost or damaged certificates may be replaced at the Company's discretion subject to the holder signing an appropriate indemnity.

8.       EXERCISE PROCEDURE

         Options are exercised by completing the prescribed Exercise Form (annex
         A) and forwarding to the Secretary at the Registered Office, together with a cheque for the option purchase price, on or after the appointed date.

9.       TERMINATION OF EMPLOYMENT(2)

         9.1 All of an Option-holder's Options shall immediately lapse if he is given notice by the Company to terminate his employment with the Company. They will lapse even if the Company is in repudiatory breach of the option-holder's contract of employment.

         9.2 If an Option-holder gives notice to terminate his employment with the Company, or that employment ceases where Rules 9.1, 9.3, 9.4 or 9.5 do not apply, all his Options shall immediately lapse. However, the Board may (subject to Rule 6, 1998 scheme rules), consent to the exercise of any Option by the Option-holder within 6 months after the later of:-

                  9.2.1    the notice; or

                  9.2.2    cessation of employment

         9.3 If an option-holder ceases to be employed by the Company by reason of:

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(2) As amended by a resolution of the Board on 13th March 2000

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            9.3.1  injury or disability (and the Board has received
                   satisfactory evidence of this);

            9.3.2 redundancy within the meaning of the Employment Rights Act 1996; or

            9.3.3 retirement on reaching retirement age under his contract of employment he may, subject to Rule 6 (1998 scheme rules) exercise all or any of his Options in whole or in part within six months after that cessation.

       9.4 If any Option-holder ceases being employed by the Company solely because the undertaking or part of the undertaking in which the Option-holder is employed is transferred to a transferee which is not a subsidiary of the Company then he may, subject to Rule 6 (Termination of Employment 1998 scheme rules), exercise all or any of his Options in whole or in part six months after that cessation or transfer (as the case may be).

       9.5 If an Option-holder dies, his legal personal representative may exercise all or any of his options (subject to Rule 6 - Termination of Employment 1998 scheme rules) in whole or in part within twelve months of his death.

       9.6 If an Option-holder ceases being employed in the Company, his rights and benefits under this Scheme or any loss of those rights and benefits shall not entitle him to claim for compensation against the Company, notwithstanding that he may have been dismissed wrongfully or unfairly (within the meaning of the Employment Rights Act 1996).

       9.7 The Options held by an Option-holder will lapse if one of Rules 9.2, 9.3, 9.4 or 9.5 apply and the period referred to in the relevant Rule has expired.

       9.8 Where an Option is exercised under Rules 9.2, 9.3, 9.4 or 9.5 the Board may permit the fraction of the Option exercisable under Rule 6 (1998 scheme rules) to accrue evenly between the time intervals referred to in that Rule. However, no Option may be exercised less than 18 months from the date of grant of the Option.

10.    TAKEOVERS

       In the event of an offer for the whole of the issued share capital of the Company, the options may be replaced by options of shares in the acquiring company on the same terms as those under which the issued shares are being acquired. Otherwise, the options will continue or become exercisable under such terms as the acquiring company shall direct.

11.    FLOTATION

       Upon flotation, exercising options shall continue to be valid and operate under these Rules. The scheme will be closed forthwith to new participants, and no further grants may be made to existing participants.

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12.    VARIATION OF CAPITAL

       Adjustment

       In the event of any increase or variation of the share capital of the Company by way of capitalisation, rights issue, sub-division, consolidation or reduction of share capital, the Board may make such adjustments as shall be fair and reasonable in all the circumstances to:-

       (a) the number or nominal value of shares comprised in any option, and/or

       (b) the acquisition price payable for shares subject to any option.

       Provided always that the acquisition price payable on subscription for new shares shall never be less than the nominal value of the share to which it relates, the aggregate amount payable on the exercise of an option in full shall not thereby be increased.

       Notice of adjustment

       As soon as reasonably practical after making any adjustment under sub-clause 12.1 the Board shall give notice in writing to every option holder there by affected specifying the adjustments made insofar as they affect him and such notice shall be binding upon the option holder in the absence of manifest error provided that where pursuant to paragraphs 12.1(a) or 12.1(b) an adjustment is made to the terms of an option prior to the issue of an option certificate pursuant to clause 4, the certificate shall set out details of the option as so adjusted and shall be deemed to be sufficient notice of the adjustment for the purposes of this sub-clause.

13.    NON TRANSFERABILITY

       An option is personal to the grantee and an option obtained by any person under the scheme shall not be capable of being transferred by him/her, but may be exercised by a grantee's legal personal representative in the event of the death of the grantee, within 12 months of the date of his/her death.

       No grantee may in any way sell, transfer, charge, mortgage, encumber or create any interest in favour of a third party over any option.

14.    VOTING UNDERTAKING*
       [DELETED]

15.    VARIATION TO RULES

       These rules may be varied at any time by the Board at its discretion, but such variations shall not have retrospective effect on options already granted at date of variation.

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* Amended by a resolution of the Board on 13th March 2000

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16.    CHANGES IN WHO CONTROLS THE COMPANY(3)

       16.1 Subject to the provisions of Rules 16.2 and 16.3 below, if an Acquiring Company obtains Control of the Company it shall assume all outstanding Options in an Option roll-over in accordance with the terms hereof. For purposes of an Option Roll-over, the new rights shall only be regarded as equivalent to the old rights if:

              16.1.1 the new rights are exercisable in the same manner as the old rights and subject to the provisions of this Scheme as if it had been effected immediately before an Option Roll-over; and

              16.1.2 the total Market Value of the Scheme Shares subject to the Option which is being rolled over is equal immediately before the Option Roll-over to the total Market Value (determined in accordance with Part VIII of the Taxation of Chargeable Gains Act 1992) of the Shares in respect of which an Option-holder's new rights are being granted immediately after an Option Roll-over; and

              16.1.3 the total amount payable in respect of an Option following an Option Roll-over is equal to the total Acquisition Price immediately before the Option Roll-over.

       16.2 Notwithstanding the foregoing Rule 16.1, if the Acquiring Company shall for any reason not agree to an Option Roll-over within 28 days of obtaining Control of the Company, or in the event of a Hostile Takeover, then without any further action on the part of the Acquiring Company or the Board, all outstanding Options shall become exercisable in full and the Company shall provide notice to the Employees of such exercisability within 10 days of the relevant triggering event.

       16.3 Any Option not Rolled-over pursuant to Rule 16.1 or exercised pursuant to 16.2 within 90 days of the Acquiring Company obtaining Control of the Company shall lapse.

       16.4 For the purposes of any application of the provisions of this Scheme following an Option Rollover:

              16.4.1 any new rights granted under Rule 16 shall be regarded as having been granted at the time the corresponding old rights were granted;

              16.4.2 Rules 8, (changes in company's share capital 1998 rules) 9,
                     (how to exercise options 1998 rules) 11.1, (administration 1998 rules) 11.2 (administration 1998 rules), 11.3 (administration 1998 rules) and 16 shall, in relation to the new rights, have the meanings assigned to them in this Rule 16.4 and not the meanings assigned to them in Rule 1.

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(3) Added by a resolution of the Board on 20th January 1999

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                     "COMPANY" means the new company in respect of whose shares new rights have been granted;

                     "THE BOARD" means the Board of Directors for the time being of the company in respect of whose shares new rights have been granted, the directors present at a duly convened meeting of that Board of Directors or a duly appointed committee of that Board of Directors;

              16.4.3 for the purposes of Rules 4.2 (1998 rules), 8 (changes in the company's share capital 1998 rules), 9 (how to exercise options 1998 rules), 11.1 (1998 rules), 11.2 (1998 rules)
                     and 11.3 (1998 rules) the following terms shall, in relation to the new rights, have the following meanings and not the meanings assigned to them in Rule 1:

                     "SCHEME SHARES" means fully paid ordinary shares in the capital of the company over whose shares new rights have been granted.

                     "SHARES SUBJECT TO THIS SCHEME" means Scheme Shares.

       16.5 If notice is duly given of a General Meeting at which a resolution will be proposed for the voluntary winding-up of the Company (other than for the purposes of reconstruction or amalgamation) an Option shall, subject to Rule 5 (1998 rules), be exercisable in whole or part. Any exercise of an Option under this Rule 16.5 shall be conditional on the passing of that resolution. An Option may be exercised under this Rule 16.5 at any time after the notice is given until the resolution is duly passed, defeated or the Meeting is concluded or adjourned, whichever happens first. If the resolution is passed, any Options which have not been exercised shall lapse.

17.    TAX INDEMNITY(4)

       17.1 Each Option-holder must indemnify the Company against any Option-holder's tax liability on the grant or exercise of an option where the Company must account for the tax to any tax authority. This includes without limitation the Company's obligation to account to the Inland Revenue for PAYE on the exercise of any Option.

       17.2 Where the Company must account for any tax under Rule 9.1 (how to exercise options 1998 scheme rules) the Company may:-

              17.2.1 require the Option-holder to pay the amount of the tax to the Company before the Option may be exercised;

              17.2.2 deduct the amount of the tax from the Option-holder's salary; or

              17.2.3 withhold any shares and sell them on behalf of the
                     Option-holder up to the amount necessary to pay the tax (and any other taxes or duties arising on the sale) and any costs of sale.

       17.3 The secretary for the time being of the Company (or any other person that the Board nominates) is appointed the Option-holder's attorney to sell shares pursuant to Rule 17.2.3. and to execute all necessary forms or other documents in connection with the sale.

       17.4 For the purpose of this Rule 17 "tax" includes income tax, capital gains tax, national insurance, stamp duty and any other taxes or duties of any kind in any country.

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(4) As amended by a resolution of the Board on 13th March 2000